Exhibit 99.2

INTERAMERICAN MEDICAL CENTER GROUP, LLC
AND SUBSIDIARIES

Management Discussion & Analysis

($ in thousands, except shares/units and per share data)

IMC MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “IMC,” “we,” “us,” “our,” and the “Company” refers to Interamerican Medical Center Group, LLC and its subsidiaries. The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of IMC as of and for the periods presented below. The following discussion and analysis should be read in conjunction with IMC’s condensed consolidated financial statements and the related notes thereto included elsewhere in this Current Report on Form 8-K. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, IMC’s management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Current Report on Form 8-K, particularly in the sections entitled “Risk Factors” and “Forward-Looking Statements.”

Overview

IMC owns and operates medical clinics and wellness centers strategically located in Miami-Dade, Broward and Orange Counties in Florida. IMC utilizes a high touch, comprehensive approach to primary care for patients that incorporates both high quality clinical service and the integration of technology and data analytics to manage patient’s healthcare. By proactively managing patient’s health and working to impact patient wellbeing prior to acute healthcare episodes, IMC is able to maintain high patient satisfaction while also helping to reduce unnecessary healthcare expenses. IMC is able to benefit from this dynamic through value-based payor contracts that provide opportunity for IMC to participate in performance bonuses and surplus sharing agreements.

While IMC’s primary focus is providing care to Medicare eligible seniors who are mostly 65+ (63% of revenue comes from these patients), IMC also provides services to children and adults through Medicaid programs as well as through commercial insurance plans. All of IMC’s Medicare patients are enrolled in a Medicare Advantage (“MA”) plan run by private insurance companies on behalf of the Centers for Medicare and Medicaid Services (“CMS”). With MA, the patient receives the same coverage as original Medicare, including emergency care, and most plans also include prescription drug coverage. In many cases, MA plans offer even more than original Medicare, including dental, vision, hearing, and wellness programs.

IMC takes a “whole person health” approach to primary care that goes above and beyond the standard levels of care. Its model covers standard primary care and diagnostics as well as specialty care and other general wellness programs. Within the IMC clinics, patients can gain access to primary care, laboratory services, ultrasounds, electrocardiograms, x-rays, joint injections and dental care. Ancillary and specialty services offered include: cardiology, optometry, women’s health, podiatry, pulmonology, neurology, nutrition, mental health, case management, urology and gastroenterology services.

Outside of clinical care, IMC also offers wellness and educational services to help members maintain healthier lives independently. Examples of classes and programs provided include nutritional best practices, exercise programs, diabetes prevention and control programs, among others. Patients are also able to congregate in the community spaces of IMC clinics for social activities with peers, an important dynamic for seniors who are frequently isolated in their homes. IMC also helps members address social determinants of care through its representatives who specifically assist patients in maintaining Medicaid eligibility as well as applying for other social service program such as food subsidies. IMC eliminates a common barrier to accessing care by providing transportation to its clinics and wellness centers as well as to specialists outside of IMC’s centers.

INTERAMERICAN MEDICAL CENTER GROUP, LLC
AND SUBSIDIARIES

Management Discussion & Analysis

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IMC incurred net losses of approximately $1.6 million and $3.0 million for the three-months ended March 31, 2021 and 2020, respectively, as it has focused on investing in technology and an experienced management team in its development of a platform that it believes will be scalable to allow for growth. IMC may continue to incur operating and net losses in the future while it continues to focus on long-term growth through investments in its centers, care model, and marketing even after the business combination. By focusing on interventions that keep its patients healthy, IMC believes that it can capture cost savings and reinvest them in the IMC care model. IMC believes these investments lead to better outcomes and improved patient experiences, which will drive further cost savings, power patient retention and enable it to attract new patients. IMC has established strategic value-based relationships with nine different payors for Medicare Advantage patients, five different payors for Medicaid patients and one payor for Affordable Care Act Exchange (“ACA”) patients. IMC’s three largest payor relationships were Anthem, United, and Centene, which generated 30%, 23% and 26% of IMC’s revenue in the three-months ended March 31, 2021 and 32%, 27% and 18% of IMC’s revenue in the three-months ended March 31, 2020.

As of March 31, 2021, IMC employed approximately 569 team members, including 46 primary care providers (“PCP”). Between mid-2017 and 2021, IMC has focused on building a common operating platform across its 13 centers to ensure consistent delivery of results. For the three-months ended March 31, 2021 and 2020, IMC’s total revenues were approximately $59.6 million and $52.5 million, respectively, representing a quarter-over-comparable-quarter growth rate of 13.5%. For the three-months ended March 31, 2021, IMC reported a net loss of $1.6 million, a decrease of $1.4 million over the net loss of $2.9 million reported for the three-months ended March 31, 2020. IMC reported Adjusted Earnings Before Taxes, Interest, Depreciation and Amortization (“Adjusted EBITDA”) of approximately $3.5 million and $2.0 million for three-months ended March 31, 2021 and 2020, respectively, representing a year-over-year earnings growth rate of 70%. IMC believes that it has significant growth opportunities, with about 83% of its current aggregate center capacity utilized and a substantial opportunity to increase the number of centers it operates in new and existing markets.

Patients and Line of Business Overview

IMC Patients

As discussed above, IMC partners with Medicare Advantage, Medicaid, and commercial insurance plans. Currently, IMC does not accept Medicare FFS patients. IMC’s breakdown of membership is below:

Patient Count as of	Dec-18	Dec-19	Mar-20	Dec-20	Mar-21
Medicare	11,000	10,500	10,500	10,000	10,500
Medicaid	15,500	11,500	12,500	20,500	22,500
Commercial	7,000	5,000	15,500	15,000	15,000
Total Count	33,500	27,000	38,500	45,500	48,000

Because IMC accepts multiple insurance types, it uses a Medicare-Equivalent Member (“MCREM”) value in reviewing key factors of its performance. To determine the Medicare-Equivalent, IMC calculates the amount of support typically received one Medicare patient as equivalent to the level of support received by three Medicaid or Commercial patients. This is due to Medicare patients on average having significantly higher levels of chronic and acute conditions that need higher levels of care. Due to this dynamic, a 3:1 ratio is applied when normalizing membership statistics year over year. IMC’s breakdown of membership using MCREM is below:

INTERAMERICAN MEDICAL CENTER GROUP, LLC
AND SUBSIDIARIES

Management Discussion & Analysis

($ in thousands, except shares/units and per share data)

MCREM Count as of	Dec-18	Dec-19	Mar-20	Dec-20	Mar-21
Medicare	11,000	10,500	10,500	10,000	10,500
Medicaid	5,200	3,800	4,200	6,800	7,500
Commercial	2,300	1,700	5,200	5,000	5,000
Total MCREM	18,500	16,000	19,900	21,800	23,000

Medicare Advantage Patients

As of March 31, 2021, IMC had approximately 10,500 Medicare Advantage patients of which 95% were in value-based, or risk-based, agreements. This means IMC has been selected as the patient’s primary care provider and is financially responsible for all of their medical costs, including but not limited to emergency room and hospital visits, post-acute care admissions, prescription drugs, specialist physician spend (e.g., orthopedics) and primary care spend. For these patients IMC attributed an agreed percentage of the premium the MA plan receives from CMS (typically a substantial majority of such premium given the risk assumed by IMC). IMC’s value proposition to these patients and their MA plan is to improve these patients’ health and reduce these patients’ healthcare costs by providing a more comprehensive patient experience via the IMC system, whereby IMC has invested more heavily in primary care to avoid more expensive downstream costs, such as hospital admissions. Because IMC is at-risk for the entirety of a patient’s medical expense, investing more heavily in preventative primary care makes economic sense given the relative costs to acute, episodic hospital-based care. IMC is not delegated for claims payments and therefore does not receive the agreed percentage of premiums from the MA plan nor does it pay claims. A reconciliation is performed periodically and if premiums exceed costs, IMC receives payment from the MA plan. If costs exceed premiums, IMC is responsible to reimburse the MA plan.

Because plan premiums are enhanced when a contracted plan achieves high quality scores (STARS program), it is important for IMC to deliver high quality of care to its members. Through its data analytics and outreach programs, IMC has achieved the highest quality rating possible, 5 STARS, for each of the last two years.

Medicare provides an annual enrollment period during the fall of each year to allow patients to select an MA program or traditional Medicare, with only limited ability for patients to make that selection during other periods of the year. Once patients have selected MA, they can change the selection of their primary care provider at any time. Accordingly, while the annual enrollment period is important to us, IMC is able to attract new patients at any time during the year from the existing pool of MA patients and IMC must work to retain its patients throughout the year.

Medicaid Patients

As of March 31, 2021, IMC had approximately 22,500 Medicaid patients of which approximately 97% were in value-based contracts. Using the MCREM, the level of support required to manage these Medicaid patients equates to that of approximately 7,500 Medicare patients. In Florida, most Medicaid recipients are enrolled in the Statewide Medicaid Managed Care program. The program has three parts of which IMC only accepts one: Managed Medical Assistance (“MMA”). This program provides covered medical services like doctors visits, hospital care, prescription drugs, mental health care, and transportation to these recipients. Most recipients on Medicaid will receive their care from a plan that covers MMA services. IMC contracts with a majority of the plans that cover MMA services in Florida.

INTERAMERICAN MEDICAL CENTER GROUP, LLC
AND SUBSIDIARIES

Management Discussion & Analysis

($ in thousands, except shares/units and per share data)

Similar to the risk it takes with Medicare, IMC is attributed an agreed percentage of the premium the Medicaid plan receives from Florida’s Agency for Health Care Administration (“AHCA”) (typically a substantial majority of such premium given the risk assumed by IMC). Its value proposition to these patients and their Medicaid plan is to improve these patients’ health and reduce these patients’ healthcare costs by providing a more comprehensive patient experience via the IMC system, whereby IMC invests more heavily in primary care to avoid more expensive downstream costs, such as hospital admissions. Because IMC is at-risk for the entirety of a patient’s medical expense, investing more heavily in preventative primary care makes economic sense given the relative costs to acute, episodic hospital-based care. IMC is not delegated for claims payments and therefore does not receive the agreed percentage of premiums from the Medicaid plan nor does it pay claims. A reconciliation is performed periodically and if premiums exceed costs, IMC receives payment from the Medicaid plan. If costs exceed premiums, it is responsible to reimburse the Medicaid plan.

AHCA provides an annual enrollment period during the fall of each year to allow patients to select a Medicaid plan with only limited ability for patients to make that selection during other periods of the year. Although every enrolling Medicaid patient has the option to select a health plan, most patients do not and are auto assigned to the plans using ACHA’s methodology. Once patients are assigned to a Medicaid plan, they can change the selection of their primary care provider at any time. In the enrollment process, most Medicaid patients do not select a primary care provider either and rely on the auto-assignment logic the plan has in place. IMC leverages its ability to manage risk and provide the highest level of quality care to request their providers be in the top tier of the plan’s auto assignment logic. While the annual enrollment period is important, IMC is able to attract new at-risk patients at any time during the year from the existing pool of Medicaid patients and it must work to retain its patients throughout the year.

Commercial Patients

As of March 31, 2021, IMC managed approximately 15,000 commercial patients of which 40% were under a value-based arrangement that provided upside only financial incentives for quality and utilization performance. Using the MCREM, the level of support required to manage these commercial patients equates to that of approximately 5,000 Medicare patients. IMC accepts the following insurance policies under commercial insurance: patients covered by the ACA, Florida Healthy Kids and other individual or group insurance coverage. The ACA patients represent 98% of this category.

For the patients that are under upside only arrangements, IMC is initially compensated a contractually agreed upon flat capitation per patient per month (“PPPM”) rate for primary care services and care coordination. Like the risk it takes on Medicare, a reconciliation is performed periodically and if premiums exceed costs, IMC receives a percentage of the savings from the commercial plan. However, if costs exceed premiums, IMC is not responsible to reimburse the commercial plan. Because the risk is limited to savings generated by better utilization of medical services, IMC does not recognize these premiums as “at-risk” premiums, nor does IMC recognize the medical expenses. Instead, IMC records the capitation amount and any upside as incentive revenue. IMC also accrues any quality bonuses as incentive revenue as well.

IMC counts fee-for-service patients as those that have been assigned by a Health Plan to one of its centers. A fee-for-service patient remains active until IMC is informed by the Health Plan the patient is no longer active. IMC cares for a number of commercial patients (approximately 15% of IMC’s total patients) for whom it is reimbursed on a fee-for-service basis via their health plan in situations where it does not have a capitation relationship with that particular health plan.

IMC fees for-service revenue, received directly from commercial plans, on a per patient basis is lower than its per patient revenue for at-risk patients basis in part because its fee-for-service revenue covers only the primary care services that it directly provides to the patient, while the risk revenue is intended to compensate it for the services directly performed by it as well as the financial risk that it assumes related to the third-party medical expenses of at-risk patients.

INTERAMERICAN MEDICAL CENTER GROUP, LLC
AND SUBSIDIARIES

Management Discussion & Analysis

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Key Business Metric Definitions

In addition to IMC’s financial information which conforms with accounting principles generally accepted in the United States of America (“GAAP”), IMC reviews a number of operating and financial metrics, including the following key metrics, to evaluate its business, measure its performance, identify trends affecting its business, formulate business plans, and make strategic decisions.

EBITDA and Adjusted EBITDA

IMC defines “EBITDA” as net income or net loss before interest expense, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for special items such as non-recurring professional fees or duplicative systems costs, as determined by management. Adjusted EBITDA is intended to be used as a supplemental measure of IMC’s performance that is neither required by, nor presented in accordance with, GAAP. IMC believes that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measure with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, IMC may incur future expenses similar to those excluded when calculating these measures. In addition, IMC’s presentations of these measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. IMC’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Due to these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. IMC compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. Please review the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate IMC’s business:

IMC — GAAP to Adjusted EBITDA Reconciliation

Three-Months Ended (in thousands)	Mar-21	Mar-20	Y/Y Change
Net Income (Loss)	$(1,599)	$(2,961)	$1,362
Definitional Items
Interest Expense	1,950	2,486	(536)
Depreciation & Amortization	1,066	1,273	(207)
Other Expenses	212	(2)	214
Total Definitional Items	3,227	3,757	(530)
EBITDA	$1,629	$796	$833
Non-Recurring Expenses	$1,372	$1,242	$129
Acquisition Costs	483	11	472
Discontinued Operations	(1)	(6)	5
Total Management Adjustments	$1,854	$1,247	$607
Adjusted EBITDA	$3,483	$2,043	$1,439

Cost of Care

IMC defines cost of care as external medical services under global capitation contracts. This includes costs such as hospitalizations, elective outpatient services, specialty and pharmacy costs. For hospital costs, IMC reviews Key Performance Indicators (“KPI”) such as hospital admission rates, hospital re-admission rates and emergency department visits. IMC uses industry calculations on a “per thousand” basis to evaluate the efficacy of its care management capabilities. Since IMC is financially liable for these costs, these KPIs are critical to the performance of IMC.

INTERAMERICAN MEDICAL CENTER GROUP, LLC
AND SUBSIDIARIES

Management Discussion & Analysis

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Per-Patient Revenue

IMC defines per-patient revenue as the amount of monthly revenue earned to manage the cost of care for its patients. This includes the percentage of premium IMC has negotiated with its payor partners. IMC’s ability to accurately and appropriately document the acuity of a patient has a direct impact on per-patient revenue.

Key Factors Impacting Financial Performance

In the three-months ended March 31, 2021, IMC derived approximately 95% of its revenue from its at-risk patient base. IMC earns significant margin at both a line of business and company-wide level, with a per-patient margin contribution (defined as revenue under global capitation less external medical services under global capitation divided by applicable membership) of approximately $347 per month for MA patients and $58 per month for Medicaid patients and an 5.8% Adjusted EBITDA margin for the three-months ended March 31, 2021 and approximately $355 per month for MA patients and $28 per month for Medicaid patients and an 3.9% Adjusted EBITDA margin for the three-months ended March 31, 2020. Medicaid rate and Medicaid volume offset by operating expense costs.

Despite the difference in PPPM economics between the Medicaid and Medicare plan, IMC continues to serve both for the following reasons:

•	IMC is focused on providing the best healthcare for, and improving the wellbeing of, all patients;

•	it allows IMC to serve the community around its centers holistically, regardless of insurance coverage; and

•	a large number of Medicaid and Commercial patients age-in to Medicare monthly, providing a pipeline to grow IMC’s MA base.

IMC educates its patients on the different components of Medicare and how they relate to one another. If patients are interested, IMC typically introduces them to an unaffiliated insurance agent who can help them select the appropriate plan for them based on their individual health needs. If IMC’s Medicaid and Commercial patients enroll in MA, it is better positioned to continue to serve them as at-risk patients as IMC is already familiar with their health conditions and they are familiar with its care model.

IMC’s historical financial performance has been, and IMC expects its future to be, driven by its ability to:

Effectively Manage the Cost of Care for IMC Patients

The capitated nature of IMC’s contracting with payors requires it to prudently manage the medical expense of its patients. IMC’s medical claims expense is its largest expense category, representing 84% of IMC’s total expenses for the three-months ended March 31, 2021. IMC’s care model focuses on leveraging the primary care setting as a means of avoiding costly downstream healthcare costs, such as acute hospital admissions. It does this by having a very active outreach process to engage members and have them seen routinely by their PCP to allow the PCP and IMC care team to navigate the patient through the health care system and proactively manage their conditions. The results have been impressive, as IMC has been able to drive an approximately 48% reduction in hospital admissions versus the FFS benchmark (IMC hospital admission rates per thousand patients of 178 as of December 31, 2020, compared to the Medicare benchmark of 370). A 64% reduction in emergency department visits (based on IMC’s rate of emergency department “treat and release” claims per thousand patients of 397 as of December 31, 2020, compared to the Medicare benchmark of 1,091). IMC’s patients, however, retain the freedom to seek care at emergency rooms or hospitals; IMC does not restrict their access to care. Therefore, IMC is liable for potentially large medical claims should IMC not effectively manage its patients’ health. IMC utilizes the protection offered through its agreement with payors for its patients, protecting IMC from medical claims per episode in excess of certain levels.

INTERAMERICAN MEDICAL CENTER GROUP, LLC
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Management Discussion & Analysis

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Per-Patient Revenue

IMC’s revenue derived from at-risk patients is a function of the percent of premium it has negotiated with its payor partners as well as its ability to accurately and appropriately document the acuity of a patient. For IMC’s at-risk MA patients, CMS revises the risk adjustment factor in January of each year for each patient based upon health conditions documented in the prior year. IMC experiences some seasonality with respect to its per-patient revenue as it will generally decline over the course of the year, approximate 0.5% per month. This is due to new patients joining IMC with typically less complete or accurate documentation (and therefore lower risk scores) as well as more acute (and therefore greater revenue) patients passing away throughout the year.

For IMC’s at-risk Medicaid patients, ACHA revises the contractual premiums annually. The rates are established based on specific cohorts by age and sex and geographical location. AHCA uses a “zero sum” risk adjustment model that establishes acuity for certain cohorts of patients and quarterly, depending on the scoring of that acuity, may shift premiums from health plans with lower acuity members to health plans with higher acuity members.

Add New Patients in Existing Centers

IMC believes its ability to add new patients is a key indicator of the market’s recognition of the attractiveness of IMC, both to patients and payor partners, and a key growth driver for the business. IMC has been able to demonstrate its ability to grow its patient base increasing it from approximately 18,500 MCREM as of December 31, 2018 to approximately 23,000 MCREM as of March 31, 2021. Further, IMC believes it has a large embedded growth opportunity within its existing center base with room for approximately 4,500 additional MCREM members based within its current footprint. IMC also believes that even after COVID-19 subsides, it will continue to conduct a portion of visits by telehealth based on patient preference and clinical need, which could potentially increase the average capacity of its centers. As IMC adds patients to its existing centers, it expects these patients to contribute significant incremental economics to IMC as it leverages its fixed cost base at each center.

IMC utilizes a proactive strategy to drive growth to its centers. IMC employs a grassroots approach to patient engagement led by its Outreach Team and supplemented by more traditional marketing, digital and social media, as well as telemarketing. IMC leverages its Outreach Team to ensure it is connecting with Medicare-eligible patients across a number of channels to make them aware of their healthcare choices and the services IMC offers. These efforts have historically included hosting events within IMC centers and participating in community events. Each IMC center has an activity room; a space designated and available for its patients’ use whenever the center is open. IMC also utilizes this space to provide fitness and health education classes to its patients and often opens up events to any older adults in the community regardless of their affiliation. At the present time, IMC leverages its activity centers as extra waiting room space as needed which allows easier social distancing for patients or their companions. IMC is continuing to leverage its community-based marketing approach with less focus on in-person interactions and more focus on working with community partners to identify older adults who need IMC’s services. It is IMC’s belief that the enhanced awareness of the importance of managing chronic illnesses as well as patient varied preferences on preferred methods to interact with providers will continue to drive demand for IMC services among older adults. IMC believes the ultimate effect of its marketing efforts leads to increased awareness of IMC and additional patients choosing IMC as their primary care provider, regardless of whether that patient is covered under MA, Medicaid or Commercial insurance. IMC believes that its outreach efforts also help to grow its payor partners’ membership base alongside IMC’s patient base growth and helps educate patients about their choices on Medicare, Medicaid or Commercial, further aligning its model with that of healthcare payers.

INTERAMERICAN MEDICAL CENTER GROUP, LLC
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Management Discussion & Analysis

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IMC’s payor partners will also direct patients to IMC by either assigning patients who have not yet selected a primary care provider to IMC or through insurance agents who inform their clients about IMC, which IMC believes results in patients selecting IMC as their primary care provider when selecting an MA plan. Payors dedicate a large share of their internal efforts to improving quality and reducing medical costs and they have a strong desire to engage with solutions proven to achieve that goal. Due to IMC’s care delivery model’s patient-centric focus, it has been able to consistently help payors manage their costs while raising the quality of their plans, affording them quality bonuses that increase their revenue. IMC believes that it represents an attractive opportunity for payors to improve their overall membership growth in a given market without assuming any financial downside.

CMS allows for MA enrollees to be risk-adjusted in order to compensate the MA plan for the greater medical costs associated with sicker patients, so long as the health plan appropriately and accurately documents the patients’ health conditions. Newer patients have not engaged with the healthcare system, and therefore their health conditions are not documented. Through its care model, IMC organically determines and assesses the health needs of its patients and creates a care plan consistent with those needs. It captures and documents health conditions as a part of this process. IMC believes its model allows it to align its risk adjustment framework as it scales the clinical intensity of the IMC care model based upon the needs of the individual patient — it invests more dollars and resources towards its sicker patients.

Seasonality — Growth and Medical Costs

Due to the large number of dual-eligible patients (meaning eligible for both Medicare and Medicaid) it serves, the annual enrollment period doesn’t materially affect IMC’s growth during the year. IMC typically sees large increases in Affordable Care Act (“ACA”) patients during the first quarter as a result of the Annual Enrollment Period (October to December). However, this is not a large portion of IMC’s business.

Medical costs will vary seasonally depending on a number of factors, but most significantly the weather. Certain illnesses, such as the influenza virus, are far more prevalent during colder months of the year, which will result in an increase in medical expenses during these time periods. IMC therefore expects to experience higher levels of per-patient medical costs in its first and fourth quarters. Medical costs also depend upon the number of business days in a period. Shorter periods will have lesser medical costs due to fewer business days. Business days can also create year-over-year comparability issues if the number of business days in each of the compared years is not the same. IMC would also expect to experience an impact should there be a pandemic such as COVID-19, which may result in increased or decreased total medical costs depending upon the severity of the infection, the duration of the infection and the impact to the supply and availability of healthcare services for patients.

Investments in Growth

IMC expects to continue to focus on long-term growth through investments in its centers, care model, and marketing. In addition, IMC expects its corporate, general and administrative expenses to increase in absolute dollars for the foreseeable future to support its growth and because of additional costs as IMC becomes a public company, including expenses related to compliance with the rules and regulations of the SEC and the listing standards of NASDAQ, additional corporate and director and officer insurance expenses, greater investor relations expenses and increased legal, audit and consulting fees. While IMC’s net income may decrease in the future because of these activities, IMC plans to balance these investments in future growth with a continued focus on managing its results of operations and investing judiciously. Accordingly, in the short term IMC expects these activities to decrease its net income, but in the longer term it anticipates that these investments will positively impact its business and results of operations.

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Management Discussion & Analysis

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Contract with Payors

IMC economic model relies on its capitated partnerships with payors which manage and market MA plans across the United States. In IMC’s short history, it has been able to establish strategic value-based relationships with nine different payors for Medicare Advantage patients, five different payors for Medicaid patients and one payor for ACA patients. IMC’s three largest payor relationships were Anthem, United, and Centene, which generated 30%, 23%, 26%, of IMC’s revenue in the three-months ended March 31, 2021 and 32%, 27%, and 18% of IMC’s revenue in March 31,2020. These existing contracts and relationships with IMC’s partners’ understanding of the value of the IMC model reduces the risk of entering into new markets as IMC typically has payor contracts before entering a new market. Maintaining, supporting, and growing these relationships, particularly as IMC’ enters new geographies, is critical to IMC’s long-term success. IMC’s model is well-aligned with its payor partners — to drive better health outcomes for their patients, enhancing patient satisfaction, while driving incremental patient and revenue growth. This alignment of interests and its highly effective care model helps ensures IMC’s continued success with its payor partners.

Impact of COVID-19

The rapid spread of COVID-19 around the world and throughout the United States has altered the behavior of businesses and people, with significant negative effects on federal, state and local economies, the duration of which is unknown at this time. The virus disproportionately impacts older adults, especially those with chronic illnesses, which describes many of IMC’s patients. To ensure a coordinated response to the pandemic, IMC created a COVID-19 Response Team that is supported by team members from across the organization. To date, IMC has experienced or expects to experience the following impacts on its business model due to COVID-19:

•	Care Model. IMC has transitioned much of its care to telehealth services, while increasing patient visit volume and maintaining continuity of care. IMC’s average daily visits decreased approximately 5% in the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease is due to the overall ebbs and flows of COVID-19 and hospitalization rates. IMC’s annualized utilization is in line with historic levels.

IMC’s goal in addressing COVID-19 was threefold:

1.	Keep patients informed

2.	Keep patients safe; and

3.	Help patients effected by COVID-19

To achieve these goals, IMC introduced several new programs:

In-home Meal delivery — To address nutritional needs and allow people to shelter in place, IMC leveraged its transportation infrastructure to provide food delivery to its most at-risk patients to address their social determinants of health, making over 350,000 deliveries since its markets were first impacted in March 2020.

Telehealth — IMC launched telehealth to allow patients to access their PCP. At the height of COVID-19, 90% of IMC visits were done via telehealth or a traditional call. During the first half of 2021, IMC expects to continue to complete 20% to 30% of its appointments through this technology.

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Companionship program — IMC also launched a companionship program called “TeleAmigos” to help address patient fear and loneliness as many remained isolated throughout the pandemic.

COVID-19 informed care management monitoring — IMC created a care management monitoring and outreach program to care for its patients who had a confirmed or suspected case of COVID-19. This includes monitoring daily feeds from the State of Florida’s Encounter Notification Service, which allows us to know about each admission and discharge to a hospital inpatient or emergency room. All admissions are researched and, if IMC determines it is COVID-19 related, it monitors the case and follow up with post-discharge support.

As IMC’s revenues are not determined or earned based upon the number of times, IMC interacts with its patients, and as it was already incurring the cost associated with the employees responsible for assisting its patients across all of these dimensions, these care model changes have not had a material financial impact on IMC’s revenue or operating costs.

•	Other Patient Service Revenue. Other patient service revenue includes revenue received for care IMC provides and bills on a fee-for-service basis. While IMC centers remained open during the COVID-19 pandemic, IMC restricted in-center visits to those patients with the most urgent needs. These restrictions resulted in IMC performing fewer fee-for-service visits, resulting in lower dollar values of claims. However, while IMC’s fee-for-service patients represented approximately 15% of its patients as of March 31, 2021, fee-for-service revenue represented less than 2% of IMC’s total revenues.

•	Growth. At the end of March 2020, IMC made the decision to suspend community-based outreach events and scale back central marketing efforts due to safety concerns for employees and communities and to comply with local government ordinances. As a result, IMC expects growth to continue to be adversely impacted in 2021 as it does not expect to resume community events until later in 2021. However, IMC has used this pause in traditional marketing efforts to reassess and realign its marketing strategy to focus on other growth channels. For example, IMC is engaging community partners, such as senior living facilities and faith-based organizations, through an account management model to gain referrals of older adults who could benefit from IMC services and care model. IMC has also increased its presence and activity on social media outlets popular with seniors

•	Medical Claims Expense. Although IMC patient demographic has been and continues to be disproportionately impacted by the effects of COVID-19, as of March 31, 2021, IMC’s annualized external medical services under global capitation appear to be in line with previous periods. IMC cannot accurately estimate the future potential impact, positive or negative, to medical claims expense going forward.

•	Risk-adjustment. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual patient. Payors with higher acuity patients receive more, and those with lower acuity patients receive less. Medicare requires that a patient’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person visit with a patient. As part of the CARES Act, Medicare is allowing documentation for conditions identified during video visits with patients.

Components of Results of Operations

Revenue

Revenues under global capitation.    Global capitation is a fixed amount of money per patient per month paid in advance for the delivery of health care services, whereby IMC is generally liable for medical costs in excess of the fixed payment and are able to retain any surplus created if medical costs are less than the fixed payment. A portion of its capitated revenues are typically prepaid monthly to IMC based on the number of patients selecting IMC as their primary care provider. IMC’s capitated rates are determined as a percentage of the premium the plan receives from CMS or AHCA for IMC’s at-risk members.

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For MA, those premiums are determined via a competitive bidding process with CMS and are based upon the cost of care in a local market and the average utilization of services by the patients enrolled. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual patient. Payors with higher acuity patients receive more in premium, and those with lower acuity patients receive less in premium. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is adjusted in subsequent periods after the final data is compiled. As premiums are adjusted via this risk adjustment model, IMC’s capitation payments will change in unison with how its payor partners’ premiums change with CMS. Risk adjustment in future periods (e.g., second quarter of 2021) may be impacted by COVID-19 and its inability to accurately document the health needs of IMC’s patients in a compliant manner, which may have an adverse impact on its revenue.

For Medicaid, premiums are determined by Florida’s AHCA and based rates are adjusted annually using historical utilization data projected forward by a third-party actuarial firm. The rates are established based on specific cohorts by age and sex and geographical location. AHCA uses a “zero sum” risk adjustment model that establishes acuity for certain cohorts of patients and quarterly, depending on the scoring of that acuity, may shift premiums from health plans with lower acuity members to health plans with higher acuity members.

Revenues under global capitation and external medical services under global capitation are consolidated to determine profitability for IMC’s at-risk arrangements.

See “ — Critical Accounting Policies — Capitated Revenue” for more information.

Other Managed Care Revenue.    Other managed care revenue includes professional capitation payments. These revenues are a fixed amount of money per patient per month paid in advance for the delivery of primary care services only, whereby IMC is not liable for medical costs in excess of the fixed payment. Capitated revenues are typically prepaid monthly to IMC based on the number of patients selecting IMC as their primary care provider. IMC’s capitated rates are fixed, contractual rates. Incentive payments for Healthcare Effectiveness Data and Information Set (“HEDIS”) and any services paid on a fee for service basis by a health plan are also included in other managed care revenue.

Other Revenue.    Other revenue is mostly comprised of cash copayment collections. Certain services under some insurance coverage requires patients to pay a copayment.

Operating Expenses

External Medical Services under Global Capitation.    External medical services under global capitation includes all services at-risk patients utilize. These include claims paid by the health plan and estimates for unpaid claims. The estimated reserve for incurred but not paid claims is included in accounts receivable (Capitation Receivable on IMC’s balance sheet) as IMC does not pay medical claims. Actual claims expense will differ from the estimated liability due to factors in estimated and actual patient utilization of health care services, the amount of charges, and other factors. IMC typically reconciles its medical claims expense with its payor partners on a monthly basis and adjust its estimate of incurred but not paid claims if necessary. To the extent IMC revises its estimates of incurred but not paid claims for prior periods up or down, there would be a correspondingly favorable or unfavorable effect on its current period results that may or may not reflect changes in long term trends in its performance. IMC expects its medical claims expenses to increase in both absolute dollar terms as well as on a PPPM basis given the healthcare spending trends within the Medicare population and the increasing disease burden of patients as they age.

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Other Medical Costs.    Other medical costs includes the costs of additional medical services IMC provides to patients that are not paid by the plan. These services include patient transportation, medical supplies, auto insurance and other specialty costs, like dental or vision. In some instances, IMC has negotiated better rates than the health plans.

Direct Medical Salaries, Wages and Benefits.    Direct medical salaries, wages and benefits include those paid to medical doctors, nurse practitioners, physician assistants, registered nurses, scribes, medical assistants, and phlebotomists. IMC also includes patient support employees such as center administrators, receptionist, activity coordinators, access representatives and patient engagement representatives in direct medical salaries, wages, and benefits. As IMC opens new centers, it expects these costs to increase in absolute dollars.

Salaries, Wages and Benefits    Salaries, wages and benefits include employee-related expenses, including salaries and related costs and stock-based compensation for IMC’s executive, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and development departments. IMC expects these costs to increase in absolute dollars over time as it continues to grow patient panels.

General and Administrative Expenses.    General and administrative expenses include all corporate technology, sales and marketing expenses, third party professional services and occupancy costs. IMC expects these expenses to increase over time due to the additional legal, accounting, insurance, investor relations and other costs that IMC will incur as a public company, as well as other costs associated with continuing to grow its business. IMC also expects its general and administrative expenses to increase in absolute dollars in the foreseeable future. However, IMC anticipates general and administrative expenses to decrease as a percentage of revenue over the long term, although they may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses.

Depreciation and Amortization.    Depreciation and amortization expenses are primarily attributable to IMC’s capital investment and consist of fixed asset depreciation, amortization of intangibles considered to have definite lives, and amortization of capitalized internal-use software costs.

Other Income (Expense)

Interest Expense.    Interest expense consists primarily of interest payments on IMC’s outstanding borrowings under IMC’s note payable. See “— Liquidity and Capital Resources — Note Payable.”

Results of Operations

The following information sets forth results from IMC’s condensed consolidated statements of operations for the periods indicated:

Revenue under global capitation.    Revenue under global capitation was $56.5 million for the three-months ended March 31, 2021, an increase of $7.4 million, or 15.1%, compared to $49.1 million for the three-months ended March 31, 2020.

Global capitation revenue for MA patients was $37.6 million and $38.2 million for the three-months ended March 31, 2021 and 2020, respectively; a decrease of $0.7 million, or (1.8%). The decrease is attributable to a (1.9%) decrease in volume, while rate increased 0.1%. Global capitated revenue for Medicaid patients was $18.9 million and $10.8 million for the three-months ended March 31, 2021 and 2020, respectively; an increase of $8.1 million or 75.0%. The increase in Medicaid revenue was driven by an 95.4% increase in volume offset by a (10.5%) decrease in rate.

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Management Discussion & Analysis

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Other Managed Care Revenue.    Other managed care revenue was $3.1 million for the three-months ended March 31, 2021, a decrease of $0.2 million, or (6.1%), compared to $3.3 million for the three-months ended March 31, 2020. The decrease was primarily driven by decreased volume of partial-risk ACA patients.

Operating Expenses

	Three Months Ended March 31,
	2021	2020	$change	% change

	(in millions)
Operating expenses:
External medical services under global capitation	$42.6	$37.6	$5.0	13.3%
Other medical expenses	2.0	2.0	—	0.0%
Direct medical salaries, wages & benefits	5.1	5.4	(0.3)	(5.6)%
Salaries, wages & benefits	4.3	3.1	1.2	38.7%
General & administrative	4.2	3.7	0.5	13.5%
Depreciation & Amortization	1.1	1.3	(0.2)	(15.4)%
Total operating expenses	$59.3	$53.1	$6.2	11.7%

External medical services under global capitation.    External medical services under global capitation was $42.6 million for the three-months ended March 31, 2021, an increase of $5.0 million, or 13.3%, compared to $37.6 million for the three-months ended March 31, 2020.

Global medical claims expense for MA patients was $27.4 million and $27.7 million for the three-months ended March 31, 2021, a decrease of $0.3 million, or 1.1%, compared to $27.7 million for the three-months ended March 31, 2020. and 2020, respectively. This is a decrease of $0.3 million or (1.1%). The favorability is attributable to a 1.9% decrease in volume and 0.8% improvement in rates. Global medical claims expense for Medicaid patients was $15.2 million and $9.9 million for the three-months ended March 31, 2021, an increase of $5.3 million, or 53.5%, compared to $9.9 million for the three-months ended March 31, and 2020, respectively. This is an increase of $5.3 million or 53.5%. The increase in Medicaid medical expense was driven by an 95.4% increase in volume, while rates declined by 21.4%.

Other medical expense.    Other medical expense was $2.0 million for the three-months ended March 31, 2021 and 2020, respectively. Costs remained constant in the three-months ended March 31 2021 and 2020.

Direct medical salaries, wages and benefits.    Direct medical salaries, wages and benefits expense was $5.1 million for the three-months ended March 31, 2021, a decrease of $0.3 million, or 5.6%, compared to $5.4 million for the three-months ended March 31, 2020. The improvement was a result of centralizing certain functions that were historically kept in the centers. This centralization allows IMC to leverage its scale and improve operating results.

Salaries, wages and benefits.    Salaries, wages and benefits expense was $4.3 million for the three-months ended March 31, 2021, an increase of $1.2 million, or 38.7%, compared to $3.1 million for the three-months ended March 31, 2020. The increase was a result of incremental staffing of new employees for key positions.

General and administrative.    General and administrative expense was $4.2 million for the three-months ended March 31, 2021, an increase of $0.5 million, or 13.5%, compared to $3.7 million for the three-months ended March 31, 2020. The increase in expenses was due to an increase in transaction related expenses.

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Management Discussion & Analysis

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Depreciation and Amortization.    Depreciation and amortization expense was $1.1 million for the three-months ended March 31, 2021, a decrease of $0.2 million, or (15.4%) compared to $1.3 million for three-months ended March 31, 2020.

Other Income (Expense)

Interest Expense.    Interest expense was $2.0 million for the three-months ended March 31, 2021, a decrease of $0.5 million, or (21.6%) compared to $2.5 million for three-months ended March 31, 2020. The decrease in interest expense is due to the reduction in outstanding principal balances due to paydowns on term loans and the conversion of long-term debt to equity, thereby reducing the total outstanding principal balance of long term debt in the 4th quarter 2020.

Liquidity and Capital Resources

To date, IMC has financed its operations principally through capital contributions from its members. As of March 31, 2021, IMC had cash and cash equivalents of approximately $14.0 million. IMC’s cash and cash equivalents primarily consist of demand deposits maintained in IMC’s bank accounts and cash on hand. IMC incurred operating losses in the three-months ended March 31, 2021 and 2020, respectively. During 2021 IMC has met its liquidity needs through normal business operations.

Off-Balance Sheet Arrangements

IMC did not have any off-balance sheet arrangements as of March 31, 2021 or December 31, 2020.

JOBS Act

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. IMC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, IMC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the IMC’s consolidated financial statements with a public company which is neither an emerging growth company, nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Critical Accounting Policies

The discussion and analysis of its financial condition and results of operations are based upon IMC’s condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of IMC’s financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting IMC’s reported results of operations and financial condition.

IMC’s condensed consolidated financial statements include the accounts of IMC and subsidiaries.

All intercompany balances and transactions are eliminated in consolidation.

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Management Discussion & Analysis

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Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which IMC believes are the most critical to aid in fully understanding and evaluating IMC’s reported financial results are described below. Refer to Note 2 “Summary of Significant Accounting Policies” to IMC’s condensed consolidated financial statements included elsewhere in this Current Report on Form 8-K for more detailed information regarding IMC’s critical accounting policies.

Revenue under Global Capitation

IMC provides coordination and facilitation of medical services; transaction processing; customer, consumer and care professional services; and access to contracted networks of physicians, hospitals and other health care professionals under global capitated risk-based arrangements and managed services only contracts. Revenues derived from global capitated risk-based arrangements in which the premium is typically at a fixed rate per individual service for a one-year period, and where IMC assumes the economic risk of funding its customers’ health care and related administrative costs and managed services only contracts are presented as revenue under global capitation in IMC’s condensed consolidated statements of operations for the period ended March 31, 2021.

The Centers for Medicare and Medicaid Services (“CMS”) uses a risk adjustment model for its Medicare Advantage enrollees that apportions premiums paid to all health plans according to health severity and certain demographic factors. The CMS risk adjustment model pays more for members whose medical history indicates they have certain medical conditions. Under this risk adjustment methodology, CMS calculates the risk adjustment premium payment using diagnosis data from hospital inpatient, hospital outpatient and physician treatment settings. IMC and other health care providers collect, capture and submit the necessary and available diagnosis data to the plans with which IMC contracts. Plans must submit applicable data to CMS within prescribed deadlines. IMC’s risk-based Medicare contracts contain retrospective adjustment provisions that adjust IMC’s revenue under global capitation for applicable percentages of the risk adjustment amounts. Such amounts are recorded as revenue when the data to reasonably estimate them have been obtained by IMC. Risk adjustment data is subject to regulatory audits via the plans.

Payments under both IMC’s global risk contracts (for both Medicare Advantage and Medicaid) are subject to revision based upon premium adjustments, historical patient enrollment data and final settlements. Such revision and final payments are settled over a period ranging from 18 to 24 months after the contractual period. IMC adjusts its revenue for retroactive enrollee additions, terminations and other changes when identified. As such, the retroactive adjustments and final payments discussed are a form of variable consideration estimated at contract inception and updated throughout the measurement period, to the extent that risk of reversal does not exist and the consideration is not constrained.

For the three-months ended March 31, 2021 and March 31, 2020, IMC included Medicare risk adjustments of $2.0 million and $1.6 million, respectively, as a result of expected acuity-related adjustments to be received in subsequent periods.

Stop loss premium expense was $2.1 million and $0.7 million for the three-months ended March 31, 2021 and 2020, respectively. The increase was due to increases Reinsurance recoveries were $3.8 million and $1.1 million for the three-months ended March 31, 2021 and 2020, respectively.

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External Medical Services under Global Capitation

For patients enrolled under risk-based managed care contracts, the cost of specialty services is paid on either a fee-for-service, per diem or capitation basis. Expenses for external medical services are recognized in the period in which enrollees of the health plans receive services and include the actual claims paid and estimates of medical claims payable. Medical services payable are included within capitation receivables and amounts due health plans on IMC’s condensed consolidated balance sheet, as the payables and receivables are settled net pursuant to contractual terms, and represents the liability for medical services reported but not paid and medical services incurred but not reported (collectively, “IBNP”). IMC estimates the liability for IBNP medical services based upon historical data including the period between the date services are rendered and the date claims are received and paid, contract provisions and other relevant factors. The estimate for IBNP medical services is made and adjusted in future periods as required. IMC applies its estimates of medical services payable first against the respective surplus amounts retained by the respective health plans and, if medical services expense exceeds surplus amounts, the liability is recorded in amounts due health plans in IMC’s accompanying condensed consolidated balance sheets for the three months ended March 31, 2021. Estimates of medical services payable are necessarily based on estimates and, while management believes that IMC’s reserves of medical services payable are adequate, the ultimate liability may differ from the amounts estimated, and those differences may be material.

When it is probable that expected future health care costs and maintenance costs under a contract or group of existing contracts will exceed anticipated capitated revenue on those contracts, IMC recognizes losses on its prepaid health care services with the plans.

Goodwill and Other Intangible Assets

IMC records acquired assets and assumed liabilities at their respective fair values under the acquisition method of accounting. Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Intangible assets with finite lives, principally trade names, are recognized apart from goodwill at the time of acquisition based on the contractual-legal and separability criteria established in the accounting guidance.

IMC tests goodwill for impairment annually or more frequently if triggering events occur or other impairment indicators arise which might impair recoverability. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale, disposition of a significant portion of the business or other factors.

ASC 350, Intangibles  —  Goodwill and Other (“ASC 350”) allows entities to first use a qualitative approach to test goodwill for impairment. ASC 350 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of greater than 50%) that the fair value of a reporting unit is less than its carrying value.

In testing for goodwill impairment, IMC first assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, IMC determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if IMC concludes otherwise, it performs the first of a two-step impairment test. Based on its assessment of qualitative factors on March 31, 2021, IMC concluded it was more likely than not that IMC’s recorded goodwill balance of $85.5 million was not impaired and did not perform the quantitative test. See “Note 3 — Goodwill and Intangible Assets, Net” to IMC’s condensed consolidated financial statements included elsewhere in this proxy statement.

Intangible assets, net, consist of trademarks. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives. Intangible assets with finite lives are amortized over periods of fifteen years.

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Long-lived assets, such as equipment, improvements, and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the use and eventual disposition of the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value.

Recent Accounting Pronouncements

See Note 2 to IMC’s condensed consolidated financial statements “Summary of Significant Accounting Policies — Recent Accounting Pronouncements” included elsewhere in IMC’s condensed consolidated financial statements for the three months ended March 31, 2021 for more information.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact IMC’s financial position due to adverse changes in financial market prices and rates. IMC’s market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. IMC does not hold financial instruments for trading purposes.

Interest Rate Risk

IMC’s primary market risk exposure is changing prime rate-based interest rates. Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and international economic factors and other factors beyond its control. IMC’s Term Note bears interest at a floating rate equal to the 3-month LIBOR plus 7.5% through the interest period ended December 31, 2020 and the 3-month LIBOR plus 8.25% for the interest period ended March 31, 2021. As of March 31, 2021, IMC had total outstanding debt of $77.2 million (net of deferred financing fees) in principal and paid-in-kind interest under the Term Note and other Long-Term Debt. Based on the amount outstanding, a 100-basis point increase or decrease in market interest rates over a twelve-month period would result in a change to interest expense of approximately $0.8 million.

Inflation Risk

Based on its analysis of the periods presented, IMC believes that inflation has not had a material effect on its operating results. There can be no assurance that future inflation will not have an adverse impact on IMC’s operating results and financial condition.